Exhibit 99.1

BioCardia Announces DSMB Recommendation to Pause New Enrollment in Phase III Pivotal CardiAMP Cell Therapy Heart Failure Trial While Additional Blinded Data is Collected

July 24, 2023

SUNNYVALE, Calif. – BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announces that the independent Data Safety Monitoring Board (DSMB) has completed its prespecified data review for the ongoing Phase III pivotal CardiAMP® Cell Therapy Heart Failure Trial (clinicaltrials.gov Identifier: NCT02438306), for which FDA granted Breakthrough Designation. Pursuant to the DSMB recommendation, BioCardia is pausing the trial pending the one-year follow-up outcomes analysis for patients that have been treated and those that have been enrolled but not yet treated.

The DSMB recommendation stated:

“Based on an analysis of the trial data, the primary FS composite endpoint assessment and a supplemental analysis presented on 7/19/23, unrelated to any emergent safety events, the DSMB recommends pausing new patient enrollment and any potential crossover patient procedures pending an outcomes analysis of patients currently completing the one-year follow-up as well as the patients completing their imminently scheduled treatment.

The DSMB recommends notifying currently enrolled patients completing their treatment sequence that the trial will be paused following their scheduled treatment to assess intermediate study results.

The DSMB recommends the blind not be broken at this time to protect the integrity of the outcomes yet to be collected and to ensure that the study may be restarted without compromise after completion of the one-year data analysis.”

The DSMB interim review was based on available data for 132 procedures involving 111 randomized patients, including treated patients and the control group. The pre-specified statistical analysis plan provided that the DSMB would utilize a composite endpoint that considered survival, major adverse cardiac and cerebrovascular events (MACCE), and six-minute walk distance at 12 months. This is the Finkelstein Schoenfeld (FS) composite endpoint for the study. The pre-specified interim analysis did not impute data for patients who had not performed the six-minute walk, either because they were not yet at the one-year follow-up date or because of orthopedic or other health issues as will be done in the final statistical analysis per plan. The pre-specified interim statistical analysis did not include other endpoints that are part of the trial, including assessment of patient status using the New York Heart Association classification, quality of life measured using the Minnesota Living with Heart Failure questionnaire, and heart function assessment such as left ventricular ejection fraction.

The blinded data report available to the Company groups together all patients, including treated and control patients. That blinded data shows that the aggregate survival rate at follow-up is greater than that observed in recent similar large pivotal trials in patients with heart failure with reduced ejection fraction.  The blinded data also shows improved health outcomes in aggregate for patients followed-up through all key visit dates through 12-months such as measured by the six-minute walk test, patient classification per the New York Heart Association system, quality of life measured using the Minnesota Living with Heart Failure questionnaire, and heart function as measured by the left ventricular ejection fraction. The blinded data does not disclose the difference in outcomes between the treated group and the control group of patients.

The DSMB panel includes two cardiologists with experience in heart failure and interventional cardiology and a biostatistician experienced in evaluating trial data for chronic diseases, including heart failure. The mission of the DSMB is to ensure patient safety and to promote/monitor the quality and integrity of the data. Their primary responsibility is to ensure patient safety and to halt or pause the clinical investigation if the risk of the therapy appears to outweigh its potential benefit. Such risk-benefit analysis typically includes an analysis of futility to reach the primary endpoint of the clinical trial as designed.

The DSMB reviewed an initial analysis of the unblinded data and concluded that the trial was unlikely to meet its primary FS composite endpoint, even though the prespecified criteria for termination of the trial had not been met. This initial analysis excluded patients who had not yet made it to 12-month follow-up. The DSMB also cited the slow rate of enrollment in the trial. Additional data was subsequently provided to the DSMB including, we believe: (1) statistical analysis prepared strictly in accordance with the prespecified data review plan, which had not initially been provided to the DSMB, (2) analysis of health outcomes as measured by endpoints other than the six-minute walk, and (3) information on the increased enrollment rates across many clinical centers. After consideration of the additional data, the DSMB recommended that the Company pause enrollment of new patients pending the 12-month outcomes analysis for all patients, and that the Company continue to treat patients already enrolled in the trial. As noted, the DSMB also recommended that the data blind be preserved so that the trial may be continued following analysis of the twelve-month follow-up data for all enrolled patients.

“We look forward to enabling the DSMB to have the requested analysis at twelve-month follow-up. We are pleased that there appear to be no treatment emergent safety issues and that the health outcomes measured in the trial show improvement for patients as a group,” said BioCardia CEO Peter Altman, Ph.D. “We will utilize this pause to accelerate our CardiAMP Chronic Myocardial Ischemia trial and our CardiALLO Heart Failure trial with our world class clinical partners.”

About the CardiAMP Cell Therapy Program

CardiAMP Cell Therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in an investigational cardiac cell therapy trial, which the company believes improves the probability of success of the Phase III Trial: a pre-procedural cell analysis for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough Designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement.   BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information visit: www.biocardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to pausing the clinical trial, study enrollment expectations, future data analysis, future DSMB reviews, the likelihood of safety and patient benefit, the ultimate success of our clinical cell therapy programs, and the expansion or acceleration of CardiALLO heart failure or CardiAMP Chronic Myocardial Ischemia trials. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

XXX

Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120